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                                                                   EXHIBIT 10.32

                    GAS SUPPLY AND DELIVERY SERVICE AGREEMENT

      THIS GAS SUPPLY AND DELIVERY SERVICE AGREEMENT ("Agreement") is made and entered into, effective as of August 1, 2004, by and between UGI Utilities, Inc., ("Utility") and UGI Energy Services, Inc. ("GASMARK")(each referred to herein separately as a "Party" and jointly as the "Parties").

      WHEREAS, Utility is a local distribution company that is principally engaged in the business of distributing natural gas to residential, commercial and industrial end-use customers located within its service territory in Pennsylvania;

      WHEREAS, GASMARK is an energy marketer and supplier that is principally engaged in the business of selling natural gas and managing assets for the sale and delivery of natural gas in Pennsylvania and other states; and

      WHEREAS, Utility desires to receive, and GASMARK has agreed to provide certain gas supply and related delivery services to Utility, subject to the terms and conditions of this Agreement.

      NOW THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. DEFINITIONS

      1.1 "DAILY NOMINATION" shall mean a Nomination made for deliveries during the Delivery Day in accordance with Section 4.1 hereof.

      1.2 "DEKATHERM" OR "DTH" shall mean one million British Thermal Units (MMBtu).

      1.3 "DELIVERY DAY" shall mean the day of actual gas flow and delivery applicable to a Nomination. The Parties shall observe the NAESB-defined gas day, which shall be one continuous twenty-four hour period, commencing at 10:00 a.m. ECT.

      1.4 "DELIVERY POINT" OR "DELIVERY POINTS" shall mean the point or points of physical interconnection between the Utility's distribution system and the Facilities or the facilities of any upstream pipeline.

      1.5 "FACILITIES" shall mean the Propane-Air and LNG facilities owned and operated by GASMARK located in Bethlehem, Reading and Steelton, Pennsylvania.

      1.6 "FIRM" shall mean, in reference to a Party's obligation to deliver or receive Natural Gas, the requirement that the full quantity of Natural Gas nominated for receipt or delivery must be

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delivered or received by the obligated Party, except for reasons of Force
Majeure under Section 7 or Waiver of Delivery under Section 3.5.

      1.7 "MAXIMUM DAILY QUANTITY" or "MDQ" shall have the meaning set forth in
Section 3.2 hereof.

      1.8 "MAXIMUM HOURLY QUANTITY" or "MHQ" shall have the meaning set forth in
Section 3.3 hereof.

      1.9 "NATURAL GAS" shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state, including vaporized LNG and propane air from the Facilities.

      1.10 "NOMINATION" shall mean a notice provided by the Utility to GASMARK setting forth its delivery requirements for a Delivery Day, or specified hours thereof pursuant to Section 4.1 hereof. The Parties shall maintain 24-hour contacts, seven days per week, for the purposes of providing and receiving Nominations

      1.11 "REPLACEMENT SUPPLY" shall mean Natural Gas quantities obtained by Utility to replace the portion of a Scheduled Quantity that GASMARK fails to deliver in accordance with a Daily Nomination.

      1.12 "SCHEDULED QUANTITY" shall mean, for a particular Delivery Day, the quantity of Natural Gas that Utility requests in a Nomination and GASMARK schedules for delivery.

      1.13 "TOTAL WINTER ENTITLEMENT" OR "TWE" shall mean the maximum quantity of Natural Gas that Utility is entitled to receive and GASMARK is obligated to deliver on a Firm basis, during a Winter Season. The TWE for each Winter Season during the Primary Term shall be as follows:

WINTER SEASON                         TWE
-------------                         ---
2004-2005                          400,000
2005-2006                          520,000
2006-2007                          640,000

      1.14 "WINTER SEASON" shall refer to the period beginning 10:00 a.m. ECT November 1 and ending 9:59 a.m. ECT the following March 31.

SECTION 2. TERM

      This Agreement shall be effective for a period commencing on and including November 1, 2004 and expiring on and including March 31, 2007 (the "Primary Term"). Following expiration of the Primary Term, this Agreement may continue on a year-to-year basis; provided, that Utility and GASMARK shall agree on the appropriate amount of Reservation and

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Commodity Charges to apply during any year-to-year continuation of this
Agreement. By March 1 in any year that the Agreement will expire, GASMARK will provide Utility with either a written notice of termination or a written pricing offer for continuation of service under the Agreement. By May 1 in any year that the Agreement will expire, Utility will respond to GASMARK with a written notice of acceptance of the pricing offer for continuation of the Agreement or a written notice of termination. Termination by either Party shall become effective on April 1 in the same year that notice is received.

SECTION 3. CHARACTER OF SERVICE

      3.1 DELIVERY OBLIGATION. GASMARK shall sell and deliver and Utility shall purchase and receive Natural Gas on any day during the Winter Season. GASMARK's obligation to deliver, and Utility's obligation to receive Natural Gas shall be Firm, up to the applicable MDQ, MHQ and TWE. GASMARK shall not be obligated to deliver Natural Gas to Utility in excess of the applicable MDQ, MHQ, or TWE.

      3.2 MAXIMUM DAILY QUANTITY. The Maximum Daily Quantity or MDQ shall mean the maximum quantity of Natural Gas that Utility may require GASMARK to deliver on any day during a Winter Season. The MDQ for each Winter Season during the Primary Term shall be as follows:

WINTER SEASON             MDQ
-------------             ---
  2004-2005         50,000 Dth/d
  2005-2006         65,000 Dth/d
  2006-2007         80,000 Dth/d

      3.3 MAXIMUM HOURLY QUANTITY. The Maximum Hourly Quantity or MHQ shall mean the maximum quantity of Natural Gas that Utility may require GASMARK to deliver in any hour of a Delivery Day during a Winter Season. The MHQ for each Winter Season during the Primary Term shall be as follows:

WINTER SEASON             MHQ                        MHQ
-------------             ---                        ---
  2004-2005           3,125 Dth/hr               6.25% of MDQ
  2005-2006           3,750 Dth/hr               5.77% of MDQ
  2006-2007           4,375 Dth/hr               5.47% of MDQ

      3.4 AUTHORIZED OVERRUNS. If Utility wishes to overrun its MDQ, MHQ or TWE on any Delivery Day it must request authorization from GASMARK in advance. GASMARK will authorize and permit such overruns if it reasonably determines that it is operationally feasible to do so. The Parties shall agree in advance on the Commodity Charge to apply for any Natural Gas delivered to Utility in excess of its MDQ, MHQ or TWE.

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      3.5 WAIVER OF DELIVERY OBLIGATION. On any day that Utility nominates service, Utility shall maintain its distribution facilities downstream of the Delivery Point(s) in a way that permits GASMARK to deliver the Scheduled Quantities. If Utility fails to maintain its distribution facilities downstream of the Delivery Point(s) or has insufficient flow-by of Natural Gas at the point of interconnection with the Facilities, such that GASMARK is unable to deliver the Scheduled Quantities, then GASMARK shall be relieved of its obligation to deliver the Scheduled Quantities for the period and to the extent that Utility's distribution facilities or the absence of flow-by do not permit such deliveries. Once the Utility's distribution facilities or the absence of flow-by condition has been corrected by Utility, GASMARK shall use commercially reasonable efforts to supply the entire amount nominated by Utility for that gas day. Any waiver of delivery obligations pursuant to this Section 3.5 shall not affect Utility's right to receive its TWE during any Winter Season.

SECTION 4. NOMINATION PROCEDURE

      Utility may provide GASMARK with a Nomination for service at any time either prior to or within the Delivery Day. Each such Nomination shall specify the Delivery Day, the hours of delivery and the quantity of Natural Gas required for delivery during such hours, up to the MDQ and MHQ set forth in Section 3.2 and 3.3, above. The Delivery Points for all such nominations shall be mutually agreed to by the Parties at the time such nomination is made; provided that, unless otherwise agreed, the Delivery Points for Nominations received within the Delivery Day shall be limited to those Delivery Points that interconnect with the Facilities. If Utility is nominating service within the Delivery Day, Utility will submit its Nomination as early on the Delivery Day as is reasonably possible under the circumstances. GASMARK shall provide Utility with confirmation of the Scheduled Quantity within two-hours after the Nomination is received. GASMARK shall commence deliveries to Utility pursuant to such Nomination as quickly as practicable after service is requested; provided, however, that GASMARK shall be permitted three hours after receipt of Utility's Nomination to commence such service. If no hourly delivery quantity is specified in the Nomination, GASMARK will prorate the Scheduled Quantity based on the number of hours for which service is requested.

SECTION 5. CHARGES

      5.1 RESERVATION CHARGE. Utility shall pay GASMARK a total reservation charge as defined in the following table for each Winter Season during the Primary Term. The reservation charge shall be paid in five equal monthly installments and shall be charged and collected in accordance with Section 6.

WINTER SEASON             RESERVATION CHARGE
-------------             ------------------
  2004-2005                   $5,100,000
  2005-2006                   $6,300,000
  2006-2007                   $7,200,000

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      5.2 COMMODITY CHARGE. Unless the Utility elects to lock a fixed price with
GASMARK in accordance with Section 5.2(c), Utility shall not be obligated to purchase or receive any Natural Gas from GASMARK under this Agreement. For all quantities of Natural Gas sold and delivered by GASMARK, Utility shall pay a commodity charge, which shall be determined pursuant to the following alternatives:

      (a) For deliveries made pursuant to a Nomination, up to the MDQ, MHQ and TWE, the commodity charge for the quantity delivered shall be equal to the sum of: (i) the NYMEX settlement price for the month of delivery; plus (ii) a commodity adder equal to the NYMEX settlement price multiplied by .1628, which adder shall cover applicable fuel and commodity charges to the Delivery Points.

      (b) Utility shall have the right at any time to lock-in a fixed commodity charge for all or a portion of the Total Winter Entitlement, for delivery during a future month of the Winter Season. The commodity charges for locked-in quantities shall be as agreed to by the Parties based on prevailing market conditions at the time the lock-in is made. Utility's right to lock in a quantity of Natural Gas shall be limited as follows:

                  (i) The maximum quantity of Natural Gas for which the Utility may lock in a fixed commodity charge shall equal the TWE less any quantities already delivered during the Winter Season and any quantities previously locked in for the Winter Season.

                  (ii) Unless otherwise agreed, Utility shall notify GASMARK of its intention to lock-in the commodity charge by no later than 10:00 a.m. on the last trading day for the NYMEX natural gas contract to the month in which such lock-in will apply. Such notice shall identify the quantity of Natural Gas to be locked in. GASMARK will promptly communicate to Utility any limitations on the lock-in quantity identified in Utility's notice, and the Parties will utilize commercially reasonable efforts to facilitate the lock in to the extent practicable.

                  (iii) If Utility has locked in a fixed price, Utility shall be required to purchase and take delivery of the quantity of Natural Gas for which a locked-in price is established.

      (c) Utility may elect to purchase a Call Option from GASMARK, which shall give Utility the right, but not the obligation to purchase Natural Gas supply from GASMARK during a future month at a fixed price. The Option Quantity, Option Fee and Strike price shall be agreed to by Utility and GASMARK

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      (d)   The commodity charges determined in accordance with sub-paragraphs
            (a) through (c), above, shall be billed and paid on a monthly basis, in accordance with Section 6.

SECTION 6. BILLING AND PAYMENT

      Each month, GASMARK will invoice Utility for all reservation charges and commodity charges applicable to service rendered during the prior month, plus any applicable taxes in accordance with Section 11 hereto. Utility shall pay GASMARK the full amount due no later than ten (10) days after receipt of such invoice, by Electric Funds Transfer (EFT) or, at GASMARK's option, by wire transfer or other acceptable means, to GASMARK's designated banking institution or its Wyomissing, Pennsylvania office.

SECTION 7. FORCE MAJEURE

      7.1 GENERALLY. Except as otherwise set forth herein, deliveries under this Agreement shall be Firm, and shall not be subject to curtailment, interruption or proration except as the result of Force Majeure. In the event either GASMARK or Utility is rendered unable, wholly or in part, by a Force Majeure Event to carry out its obligations under this Agreement, it is agreed that upon such Party's giving notice and full particulars of such Force Majeure Event, in accordance with Section 7.4, then the obligations of the Party giving such notice insofar as they are affected by such Force Majeure Event shall be suspended, from the inception, and during the continuance of any inability so caused but for no longer period. Notwithstanding the foregoing, a Party's obligation to pay money when due for service rendered during a prior period shall not be excused as a result of a Force Majeure Event.

      7.2 INCLUDED AND EXCLUDED EVENTS. A Force Majeure Event shall mean all causes, events or occurrences beyond the reasonable control of the Parties and that could not have been prevented by the claiming Party through the exercise of reasonable diligence, which causes, events or occurrences directly and materially affect a Party's ability to perform, in whole or in part, the obligations of this Agreement. Notwithstanding the foregoing, a Force Majeure Event shall not include: (i) any well failures or freeze-offs; (ii) any interruption of interruptible service by an interstate pipeline; (iii) any restriction of secondary receipt or delivery points by an interstate pipeline;
(iv) any recall of recallable capacity; or (v) any curtailment of firm transportation service by an interstate pipeline for any reason other than the occurrence of a Force Majeure Event as defined in the foregoing paragraph. For deliveries scheduled for Utility pursuant to a Nomination received within a Delivery Day, a Force Majeure Event shall not include the declaration of an OFO, Action Alert, Critical Day Notice or other similar order by an interstate pipeline.

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      7.3 NOTICE. The Party asserting Force Majeure shall provide immediate written notice to the other Party of the occurrence of any Force Majeure Event. Notice shall include (i) a detailed explanation of the event that has occurred,
(ii) the known or expected impact on the Party's ability to perform, and (iii) the period of time during which the Party's performance will be impacted. The Party asserting Force Majeure will remedy the Force Majeure Event and resume performance of its obligations hereunder as soon as reasonably possible.

SECTION 8. LIQUIDATED DAMAGES FOR FAILURE TO RECEIVE OR DELIVER

      8.1 FAILURE TO DELIVER. Unless otherwise excused by the waiver of a delivery obligation under Section 3.5 or a Force Majeure Event under Section 7.2, if GASMARK fails to deliver all or a portion of a Scheduled Quantity on any day, GASMARK shall pay Utility (i) the positive difference between the cost of Replacement Supply and the applicable commodity charges for the undelivered quantity, and (ii) a liquidated damages charge of $75 per Dth applied against all undelivered quantities. In addition, GASMARK shall reimburse Utility for all verifiable losses and damages suffered by Utility, including without limitation, personal injury, property damage, lost profits or other commercial damages, which arise from or out of or are caused by GASMARK's failure to deliver; provided, however, that GASMARK shall not be liable for any losses or damages that result from Utility's gross negligence or willful misconduct.

      8.2 FAILURE TO RECEIVE. If Utility fails to take all or any part of the quantities nominated by the Utility for the Delivery Day, and such failure is not excused by a Force Majeure Event or some other provision of this Agreement, or if GASMARK is not relieved of its delivery obligation under Section 3.5 hereof, Utility shall pay GASMARK an amount equal to the difference between (i) the nominated quantity for the Delivery Day and (ii) the quantity taken during such Delivery Day (the "Deficiency Amount") times the positive difference between (iii) the applicable commodity charge as determined under Section 5.2 hereof and (iv) the price received by the GASMARK from the sale of the Deficiency Amount within a commercially reasonable time from the time Utility fails to take delivery of the Deficiency Amount.

      8.3 DUTY TO MITIGATE. Each Party has an affirmative duty to mitigate in good faith the extent of damages that may arise from the other Party's failure to discharge its receipt or delivery obligations under this Agreement. In the event a Party fails to properly discharge its duty to mitigate, any amounts otherwise due under Sections 8.1 and 8.2 hereunder shall be reduced by an amount that would not have been incurred had such duty been properly discharged.

      8.4 EXCLUSIVE REMEDY. The remedies set forth in Section 8.1 and 8.2 shall be the exclusive remedies available to a party for the other party's failure to discharge its firm receipt or delivery obligation hereunder. To the extent that any damages required to be paid under Sections 8.1 or 8.2 are liquidated, GASMARK and Utility acknowledge that the damages are difficult or impossible to determine, otherwise obtaining an adequate remedy is inconvenient and the liquidated damages constitute a reasonable approximation of the harm or loss. FOR BREACH OF ANY OTHER PROVISION OF THIS AGREEMENT, A PARTY'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. ALL OTHER REMEDIES AND

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DAMAGES AVAILABLE AT LAW AND EQUITY, INCLUDING CONSEQUENTIAL, INCIDENTAL OR
PUNITIVE DAMAGES, ARE WAIVED. THIS PARAGRAPH SHALL SURVIVE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

SECTION 9. INDEMNIFICATION

      Except as otherwise limited pursuant to other provisions of this Agreement, each Party shall indemnify, defend and hold harmless the other Party, the other Party's officers, employees, shareholders, directors, and agents and their respective successors and assigns, from and against any and all third party claims, demands, liabilities, losses, expenses, costs, obligations, recoveries or damages of any nature whatsoever, whether accrued, absolute, contingent or otherwise, including without limitation court costs and attorneys' fees (whether or not suit is brought), arising out of or resulting from or relating to (i) any breach of any of its obligations under this Agreement, (ii) any negligence, gross negligence, bad faith actions, or willful misconduct on its part in connection with this Agreement; and (iii) any Natural Gas while it is in the Party's control or possession; provided however, that a Party's responsibility for such claims and damages under this section shall be limited to the extent that such claims or damages result from the negligence, gross negligence, willful misconduct, or bad faith actions or omissions on the part of the other Part but only to the extent of such actions or omissions. This Section 9 shall survive termination of the Agreement.

SECTION 10. TAXES

      10.1 RESPONSIBILITY. Responsibility for payment of all kinds of taxes applicable to Natural Gas sold hereunder shall be allocated as follows: (a) GASMARK shall pay, or cause to be paid, and Utility shall be held harmless by GASMARK, for the payment of all taxes imposed on or with respect to the Natural Gas sold or delivered hereunder by GASMARK for which the taxable incident arises or occurs prior to delivery of the Natural Gas to the Delivery Point(s); and (b) Utility shall pay or cause to be paid, and GASMARK shall be held harmless by Utility, for the payment of all taxes imposed on or with respect to the Natural Gas sold or delivered by GASMARK hereunder for which the taxable incident arises or occurs upon delivery or after the Natural Gas is delivered to the Delivery Point(s).

      10.2 REIMBURSEMENT. If a Party is required to remit or pay taxes that are the other Party's responsibility hereunder (including any tax, which would have been incurred by a Party absent this Agreement), the Party responsible for such taxes shall promptly reimburse the other Party therefore.

SECTION 11. TITLE AND WARRANTIES

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      11.1 WARRANTY OF TITLE. GASMARK hereby warrants good and merchantable title to the Natural Gas sold by it hereunder or the right to sell the same, and warrants that all Natural Gas shall be delivered to Utility shall be free from all liens, encumbrances, and adverse claims. Upon delivery to Utility, title shall be passed, and shall be deemed to remain with Utility at all times.

      11.2 WARRANTY DISCLAIMERS. Except as expressly stated herein, neither Party provides any warranties to the other, expressed or implied, including the implied warranties of merchantability and fitness for a particular purpose.

SECTION 12. NOTICES

      12.1 GENERALLY. All invoices, payments and other communications made hereunder shall be delivered to the addresses specified in writing by the Parties from time to time.

      12.2 MEANS OF DELIVERY. Unless a specific means of notice is expressly stated herein, all notices required hereunder may be sent by mutually acceptable means, provided, however, that (i) notices shall be deemed given when received on a Business Day by the addressee, (ii) notices sent electronically shall be deemed received upon the sending Party's receipt of its facsimile machine's confirmation of successful transmission, and (iii) any facsimile or other notice received on other than a Business Day or after five p.m. Eastern Clock Time on a Business Day shall be deemed received at the start of the next following Business Day.

      12.3 ADDRESSES. Notices shall be provided to the Parties at the following addresses:

      If to UGI Energy Services, Inc., to:

            UGI Energy Services, Inc.
            1100 Berkshire Blvd. Suite 305
            Wyomissing, PA  19610

            Telephone: (610) 373-7999
            Facsimile: (610) 374-4288
            Attention: Joe Hartz

      If to UGI Utilities, Inc., to:

            UGI Utilities, Inc
            100 Kachel Blvd., Suite 400
            Reading, PA 19612

            Telephone: (610) 796-3470
            Facsimile: (610) 796-3595

                                       9
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            Attention: Paul J. Szykman

SECTION 13.  ASSIGNMENT

      This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties; provided, however, that this Agreement shall not be transferred or assigned, by operation of law or otherwise, by GASMARK or Utility without the other Party's prior written consent, which consent shall not be unreasonably withheld or delayed. Either Party may assign its rights and obligations hereunder to any parent, subsidiary or affiliate, upon prior written notice to the other Party.

SECTION 14. CONFIDENTIALITY

      The existence, terms and conditions of this Agreement shall be and remain confidential to the extent permitted by law.

SECTION 15. LAWS AND REGULATORY BODIES

      15.1. GENERALLY. This Agreement shall be subject to all valid applicable federal and state laws and to the orders, rules and regulations of any duly constituted federal or state regulatory body or authority having jurisdiction. The interpretation and enforceability of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without recourse to its conflict of law principles.

      15.2 REGULATORY EVENT. In the event that any regulatory body directly or indirectly asserts jurisdiction over the Parties' obligations and as a result performance under the Agreement becomes commercially impracticable by either Party ("Regulatory Event"), then the Parties shall negotiate in good faith in order to amend the Agreement (and the Parties' obligations and rights thereunder) to cure the Regulatory Event. In the event the Regulatory Event cannot be reasonably cured to the satisfaction of the affected Party, the Party so affected shall have the right to terminate the Agreement upon thirty (30) days written notice to the other. A regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Agreement shall not constitute a Regulatory Event.

SECTION 17. MISCELLANEOUS

      17.1 WAIVER. No waiver of any breach hereof shall be held to be a waiver of any other or subsequent breach.

      17.2 SET-OFFS. Each Party reserves to itself all rights, set-offs, counterclaims, and other defenses to which it is or may be entitled under applicable law.

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      17.3 DOCUMENTATION. Each Party shall provide all documents necessary to effectuate this Agreement and the transactions that underlie this Agreement.

      17.4 AMENDMENTS. This Agreement, including Appendices hereto, may be amended or modified only by a writing signed by duly authorized representatives of both Parties.

      17.5 AUTHORIZATIONS. Utility and GASMARK each represents to the other its respective belief that it has obtained all necessary corporation and regulatory authorizations to execute and perform its obligations under this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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      IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate by their respective duly authorized officers as of the day and year first written above.

UGI UTILITIES, INC.                           UGI ENERGY SERVICES, INC.

By:   /S/                                     By:   /S/
   -------------------------------------         -------------------------------
   Robert J. Chaney                           Carl H. Myers
   President and Chief Executive Officer      Vice President & General Manager

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